Exhibit 99.1

Medidata Solutions Reports Third Quarter 2012 Results

  Year to date bookings grew 100% year over year
  Record total revenues of $55.8 million, increased 21% year over year
  GAAP operating income of $6.8 million, increased 20% sequentially
  Raises full year revenue guidance to between $217.7 and $219.7 million

NEW YORK--(BUSINESS WIRE)--October 31, 2012--Medidata Solutions (NASDAQ: MDSO), a leading global provider of cloud-based drug development solutions that optimize the efficiency of clinical development, today announced its financial results for the third quarter of 2012, and provided detailed financial guidance for the fourth quarter and full year 2012.

“Medidata’s sales execution, healthy top-line growth and robust fourth quarter pipeline are proof that the aggressive investment strategy we initiated earlier this year, focused on expanding our product footprint and our sales coverage and capabilities, is paying off,” said Tarek Sherif, Medidata’s chief executive officer. “This quarter, we signed significant commitments with several top 25 life sciences companies, including Sanofi and Otsuka Pharmaceutical. In combination with accelerating multi-product adoption by new and existing customers, it is clear that life sciences companies are increasingly relying on the Medidata Clinical Cloud to achieve improved productivity and competitive advantage in their clinical development efforts.”

Third Quarter and Year to Date Highlights

  Bookings in the quarter were the second highest in the company’s history, with year to date activity ahead of the entire full year of 2011 by 34%, exceeding internal expectations.
  Record revenues for the quarter of $55.8 million increased 21% year over year, exceeding the company’s long-term revenue growth target of 20%.
  For the quarter, non-Rave revenues increased 142% year over year and 27% sequentially. Year to date, non-Rave revenues grew 145% year over year.
  Total customers were up 28% over last year, to a record 333, a net increase of 72 customers year over year. Six current customers upgraded to enterprise deals from study-by-study arrangements in the quarter, highlighting the increasing adoption of the Medidata platform. These new enterprise customers include Sanofi, one of the world’s leading pharmaceutical companies; Otsuka Pharmaceutical, one of Japan’s top 10 pharmas; and a Top 5 contract research organization.
  Current customers contracting for additional products grew by 50% over last quarter, showing continued growth in the Medidata Clinical Cloud platform. Customers with multiple products now account for over 35% of the total customer base.

Mr. Sherif continued, “We have been investing to extend our cloud-based platform, expand our addressable market from $2 billion around the time of our IPO to $6 billion today and drive our continued momentum. Given the fundamentals in our industry, our proven ability to execute and accelerating customer commitments, and despite a challenging economic environment, Medidata is well positioned for strong revenue growth in the fourth quarter and in 2013.”

Financial Highlights

Revenues for the third quarter of 2012 increased 21% to a record $55.8 million, compared with $46.3 million in the third quarter of 2011. Application services revenues for the third quarter of 2012 increased 22% year over year and 6% sequentially to $44.0 million.

Gross margins in the third quarter of 2012 were 72%, an increase of one percentage point over gross margins of 71% a year ago.

Operating expenses in the third quarter increased 3% sequentially to $33.1 million and 31% compared to the third quarter last year, primarily due to growth related initiatives. These include increased staffing-related costs in R&D, higher sales compensation and sales-related expense, and certain charges in G&A related to higher professional fees and miscellaneous charges.

GAAP operating income for the third quarter of 2012 increased 20% sequentially to $6.8 million, compared with $5.7 million in the second quarter. Non-GAAP operating income* for the quarter increased 7% sequentially to $11.8 million, compared with $11.0 million in the second quarter.

GAAP net income for the third quarter of 2012 increased 12% sequentially to $4.1 million, or $0.16 per diluted share, compared with $3.6 million, or $0.14 per diluted share, in the second quarter. Non-GAAP net income* for the third quarter of 2012 increased 2% sequentially to $7.5 million, or $0.29 per diluted share, compared with $7.3 million, or $0.29 per diluted share, in the second quarter. Adjusted non-GAAP net income* for the third quarter of 2012 increased 5% sequentially to $6.1 million, or $0.24 per diluted share, compared with $5.8 million, or $0.23 per diluted share, in the second quarter.

Total cash, cash equivalents and marketable securities were $123.6 million at the end of the third quarter, an increase of $15.9 million from the beginning of 2012. Year to date, the company generated cash flow from operations of $16.7 million, including $8.5 million in the third quarter.

Financial Outlook

For the full year 2012, the company expects:

  Revenues between $217.7 and $219.7 million.
  Professional services revenues in the high $40 million range.
  Non-GAAP operating income between $45.6 and $47.1 million. Based on current estimates, this would equate to GAAP operating income between $26.1 and $27.6 million.
  Non-GAAP net income between $28.7 and $30.2 million. Based on current estimates, this would equate to GAAP net income between $15.4 and $16.9 million.
  Adjusted non-GAAP net income, which includes the tax effected impact from stock-based compensation and amortization at a 40% effective tax rate, between $23.3 and $24.8 million.
  While changes in the stock price could change the fully diluted share count, the company is assuming 25.4 million fully diluted shares.

Application services backlog for the remainder of the year, as of September 30, 2012, was $44 million, an increase of 31% over the comparable period a year ago. This compares with a 5% increase in remaining application services backlog as of September 30, 2011 over the comparable period in 2010. The difference between the application services backlog and the balance of revenue guidance for the remainder of the year includes professional services revenue guidance and expected additional business from new and existing customers.

For the fourth quarter of 2012, the company expects:

  Revenues between $58.0 and $60.0 million.
  Non-GAAP operating income between $12.5 and $14.0 million. Based on current estimates this would equate to GAAP operating income between $7.5 and $9.0 million.
  Non-GAAP net income between $7.5 and $9.0 million. Based on current estimates, this would equate to GAAP net income between $4.0 and $5.5 million.
  Adjusted non-GAAP net income, which includes the tax effected impact from stock-based compensation and amortization at a 40% effective tax rate, between $6.0 and $7.5 million.
  While changes in the stock price could change the fully diluted share count, the company is assuming 25.8 million fully diluted shares.

“During the quarter we hired ahead of plan in R&D and incurred higher sales compensation expense due to our sales organization's outperformance. Our revenue growth in excess of our long-term growth target for the remainder of the year clearly supports our investment strategy. We now expect 23-27% year over year top line growth in the fourth quarter,” said Cory Douglas, Medidata’s chief financial officer.

Conference Call

The company plans to host its investor conference call today at 8:00 a.m. Eastern. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Wednesday, November 14, 2012 by dialing 800-585-8367 domestically or 404-537-3406 internationally, with the passcode 40140106. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata Solutions Worldwide

Medidata Solutions is a leading global provider of cloud-based clinical development solutions that enhance the efficiency of customers’ clinical trials. Medidata’s advanced solutions lower the total cost of clinical development by optimizing clinical trials from concept to conclusion: from study and protocol design, trial planning and budgeting, site negotiation, clinical portal, trial management, randomization and trial supply management, clinical data capture and management, safety events capture, medical coding to business analytics. Our diverse life science customer base spans biopharmaceutical companies, medical device and diagnostic companies, academic and government institutions, CROs and other research organizations, and includes more than 20 of the top 25 global pharmaceutical companies as well as organizations of all sizes developing life-enhancing medical treatments and diagnostics.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our Web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the company, see disclosures contained in Medidata's public filings with the Securities and Exchange Commission including, the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2011. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

*Non-GAAP Financial Information

Medidata provides Non-GAAP operating income, net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions, stock-based compensation expense and adjustment to the fair value of contingent consideration. Management uses these Non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation and amortization and non-cash, share-based compensation charges and management believes, based on discussions with investors, that these Non-GAAP measures enhance investor’s ability to assess Medidata’s historical and project future financial performance. While management believes these Non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of Non-GAAP financial measures. One limitation of Non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the Non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these Non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues
Application services	$43,973	$35,940	$123,910	$108,372
Professional services	11,872	10,365	35,807	28,892
Total revenues	55,845	46,305	159,717	137,264

Cost of revenues (1)(2)
Application services	8,402	7,279	24,099	21,471
Professional services	7,497	6,224	22,190	18,476
Total cost of revenues	15,899	13,503	46,289	39,947

Gross profit	39,946	32,802	113,428	97,317

Operating costs and expenses:
Research and development(1)	11,239	7,306	31,822	21,511
Sales and marketing (1)(2)	12,147	8,788	34,793	26,519
General and administrative (1)	9,721	9,140	28,170	27,522
Total operating costs and expenses	33,107	25,234	94,785	75,552

Operating income	6,839	7,568	18,643	21,765

Interest and other (expense) income:
Interest expense	(71)	(30)	(120)	(97)
Interest income	65	64	196	227
Other (expense) income, net	(7)	244	(17)	242
Total interest and other (expense) income, net	(13)	278	59	372

Income before income taxes	6,826	7,846	18,702	22,137

Provision for income taxes	2,773	364	7,275	1,472

Net income	$4,053	$7,482	$11,427	$20,665

Earnings per share:
Basic	$0.16	$0.32	$0.47	$0.88
Diluted	$0.16	$0.31	$0.45	$0.84

Weighted average common shares outstanding:
Basic	24,773	23,752	24,400	23,579
Diluted	25,682	24,491	25,292	24,683

(1) Stock-based compensation expense included in cost of revenues and operating costs and expenses is as follows:
Cost of revenues	$483	$361	$1,292	$922
Research and development	289	226	787	523
Sales and marketing	761	553	2,128	1,464
General and administrative	1,318	1,297	3,956	3,564
Total stock-based compensation	$2,851	$2,437	$8,163	$6,473

(2) Amortization expense of intangible assets included in costs of revenues and operating costs and expenses is as follows:
Cost of revenues	$318	$318	$955	$770
Sales and marketing	129	126	387	374
Total amortization of intangible assets	$447	$444	$1,342	$1,144

MEDIDATA SOLUTIONS, INC.

Reconciliation of GAAP Operating Income and GAAP Net Income to Non-GAAP Operating Income, Non-GAAP Net Income, and Adjusted Non-GAAP Net Income(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating income:
GAAP operating income	$6,839	$7,568	$18,643	$21,765
GAAP operating margins	12.3%	16.4%	11.7%	15.8%
Stock-based compensation	2,851	2,437	8,163	6,473
Depreciation and amortization	1,969	1,940	5,997	5,902
Contingent consideration adjustment (1)	117	-	277	-

Non-GAAP operating income	$11,776	$11,945	$33,080	$34,140
Non-GAAP operating margins	21.1%	25.8%	20.7%	24.9%

Net income:
GAAP net income	$4,053	$7,482	$11,427	$20,665
Stock-based compensation	2,851	2,437	8,163	6,473
Amortization	447	444	1,342	1,144
Contingent consideration adjustment (1)	117	-	277	-

Non-GAAP net income	7,468	10,363	21,209	28,282

Tax impact on add-back items (2)	(1,366)	-	(3,913)	-

Adjusted non-GAAP net income	$6,102	$10,363	$17,296	$28,282

GAAP basic earnings per share	$0.16	$0.32	$0.47	$0.88
GAAP diluted earnings per share	$0.16	$0.31	$0.45	$0.84

Non-GAAP basic earnings per share	$0.30	$0.44	$0.87	$1.20
Non-GAAP diluted earnings per share	$0.29	$0.42	$0.84	$1.15

Adjusted Non-GAAP basic earnings per share	$0.25	$0.44	$0.71	$1.20
Adjusted Non-GAAP diluted earnings per share	$0.24	$0.42	$0.68	$1.15

(1) Amount represents the effect of changes in fair value of contingent consideration liability.
(2) Tax impact calculated using a 40% tax rate.
The table above presents a reconciliation of GAAP to non-GAAP operating income, net income, and net income per share applicable to common stockholders for the three and nine months ended September 30, 2012 and 2011. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration.

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts in thousands, except per share data)

	September 30, 2012	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$37,404	$45,214
Marketable securities	86,230	62,463
Accounts receivable, net of allowance for doubtful accounts of $688 and $882, respectively	31,627	22,970
Prepaid commission expense	2,032	1,743
Prepaid expenses and other current assets	7,853	4,380
Deferred income taxes	5,401	10,896

Total current assets	170,547	147,666

Restricted cash	388	388
Furniture, fixtures and equipment, net	9,233	9,825
Goodwill	15,386	15,164
Intangible assets, net	2,159	3,425
Deferred income taxes, long-term	11,563	11,581
Other assets	2,929	1,786

Total assets	$212,205	$189,835

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,640	$3,861
Accrued payroll and other compensation	10,833	9,854
Accrued expenses and other	5,806	5,886
Deferred revenue	49,926	51,225
Capital lease obligations	57	114

Total current liabilities	70,262	70,940

Noncurrent liabilities:
Deferred revenue, less current portion	11,488	12,037
Deferred tax liabilities	627	629
Capital lease obligations, less current portion	114	136
Other long-term liabilities	1,004	1,976

Total noncurrent liabilities	13,233	14,778

Total liabilities	83,495	85,718

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share; 100,000 shares authorized, 26,247 and 25,053 shares issued; 25,890 and 24,888 shares outstanding, respectively	262	250
Additional paid-in capital	153,639	137,556
Treasury stock, 357 and 165 shares, respectively	(5,626)	(2,186)
Accumulated other comprehensive income (loss)	149	(362)
Accumulated deficit	(19,714)	(31,141)

Total stockholders' equity	128,710	104,117

Total liabilities and stockholders' equity	$212,205	$189,835

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Amounts in thousands)
	Nine Months Ended September 30,

	2012	2011
Cash flows from operating activities:
Net income	$11,427	$20,665
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,997	5,902
Stock-based compensation	8,163	6,473
Amortization of discounts or premiums on marketable securities	1,032	944
Deferred income taxes	5,493	(113)
Amortization of debt issuance costs	45	45
Excess tax benefit associated with equity awards	(957)	-
Contingent consideration adjustment	277	-
Changes in operating assets and liabilities:
Accounts receivable	(5,689)	14,949
Prepaid commission expense	(841)	785
Prepaid expenses and other current assets	(2,538)	318
Other assets	(1,525)	(509)
Accounts payable	(646)	(251)
Accrued payroll and other compensation	979	(2,920)
Accrued expenses and other	388	(26)
Deferred revenue	(4,652)	(19,963)
Other long-term liabilities	(251)	(43)

Net cash provided by operating activities	16,702	26,256

Cash flows from investing activities:
Purchase of furniture, fixtures and equipment	(3,923)	(2,896)
Purchase of available-for-sale marketable securities	(84,758)	(93,918)
Proceeds from sale of available-for-sale marketable securities	60,007	85,712
Acquisition of business, net of cash acquired	-	(5,166)
Decrease in restricted cash	-	144

Net cash used in investing activities	(28,674)	(16,124)

Cash flows from financing activities:
Proceeds from exercise of stock options	6,975	2,202
Excess tax benefit associated with equity awards	957	-
Payment of acquisition-related earn-out	(251)	-
Repayment of obligations under capital leases	(105)	(605)
Acquisition of treasury stock	(3,440)	(1,712)

Net cash provided by (used in) financing activities	4,136	(115)

Net (decrease) increase in cash and cash equivalents	(7,836)	10,017
Effect of exchange rate changes on cash and cash equivalents	26	7
Cash and cash equivalents - Beginning of period	45,214	16,025
Cash and cash equivalents - End of period	$37,404	$26,049

CONTACT:
Medidata Solutions
Investor Contact:
Hulus Alpay, 212-419-1025
halpay@mdsol.com
or
Media Contact:
Lineene Krasnow, 212-918-1761
lkrasnow@mdsol.com